As filed with the Securities and Exchange Commission on January 25, 2021

Registration No. 333-218913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANADIAN IMPERIAL BANK OF COMMERCE

(Exact Name of Registrant as Specified in Its Charter)

Canada	13-1942440
(State or other jurisdiction of Incorporation or Organization)	(IRS employer identification no.)

Commerce Court

Toronto, Ontario

Canada, M5L 1A2

Tel: 416-980-2211

(Address of principal executive offices, including zip code)

CIBC Retirement Savings Plan for U.S. Employees (into which the CIBC Bank USA Savings, Retirement & Employee Stock Ownership Plan, formerly known as PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan, merged)

PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan

PrivateBancorp, Inc. Strategic Long-Term Incentive Plan

PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan

(Full Title of Plan)

Achilles M. Perry

Vice-President and General Counsel

CIBC World Markets Corp.

425 Lexington Avenue—3rd Floor

New York, New York, USA 10017

212-667-8316

(Name, address, including zip code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:
Edward S. Best Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60605 +1 312-701-7100	Kikelomo Lawal Executive Vice-President and Chief Legal Officer Canadian Imperial Bank of Commerce Commerce Court Toronto, Ontario Canada, M5L 1A2 Tel: 416-235-2140

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Canadian Imperial Bank of Commerce, a Schedule I Bank under the Bank Act (Canada) (“CIBC”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-218913) (the “Registration Statement”) to reflect the merger of CIBC Bank USA Savings, Retirement & Employee Stock Ownership Plan, formerly known as PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan, into CIBC Retirement Savings Plan for U.S. Employees. As a result of this merger, which became effective January 1, 2021, the remaining portion of the 590,000 Common Shares of Canadian Imperial Bank of Commerce (“CIBC Shares”) originally registered for the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan pursuant to the Registration Statement are shares purchasable under, and the related indeterminate amount of interests registered in connection therewith are interests in, the CIBC Retirement Savings Plan for U. S. Employees, which is surviving plan under the merger. (In addition to the Registration Statement, CIBC Shares purchasable under, and the related indeterminate amount of interests in, the CIBC Retirement Savings Plan for U.S. Employees, formerly known as CIBC World Markets Incentive Savings Plan for U.S. Employees, are also registered on Form S-8 (File No. 333-130283).

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Company Stock Plans as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to participants in the Company Stock Plans pursuant to Rule 428(b) or additional information about the Company Stock Plans are available without charge. Requests should be directed to Canadian Imperial Bank of Commerce, Commerce Court, Toronto, Ontario, Canada, M5L 1A2, Attention: Corporate Secretary (telephone: (416) 980-2211).

PART II

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference

CIBC Filings with the SEC (File No. 1-14678)	Period and/or Filing Date

Annual Report on Form 40-F	Year ended October 31, 2020, as filed December 3, 2020

Report of Foreign Private Issuer on Form 6-K	Filed December 3, 2020 (with respect to the reporting of the Declaration of Dividends)

Report of Foreign Private Issuer on Form 6-K	Filed December 3, 2020 (with respect to Earnings Coverage on Subordinated Indebtedness and Deposits)

The Plan’s Annual Report on Form 11-K for the year ended December 31, 2019	Filed June 25, 2020

In addition, any documents filed on Form 40-F or furnished on Form 6-K (if and to the extent expressly provided therein) by CIBC with the SEC, after the date of the filing of this prospectus and prior to the completion or withdrawal of any offering hereunder or, if later, the date on which any of CIBC’s affiliates ceases offering and selling the securities offered hereby, shall be deemed to be incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Bank Act and CIBC’s by-laws, CIBC indemnifies any director or officer of CIBC, any former director or officer of CIBC, and any other person who acts or acted at CIBC’s request as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of that association with CIBC or other entity; provided (i) the person acted honestly and in good faith or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for belief that their conduct was lawful.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from CIBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with CIBC or another entity, if the person seeking indemnity:

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

•	fulfills the conditions set out in (i) and (ii) above.

CIBC has obtained director’s and officer’s liability insurance coverage, which, subject to policy terms and limitations, provides coverage for directors and officers of CIBC, acting as directors and officers of CIBC and its subsidiaries, in certain circumstances where CIBC is unable to provide indemnification to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1*	By-laws of Canadian Imperial Bank of Commerce (incorporated by reference to the Current Report on Form 6-K filed by Canadian Imperial Bank of Commerce with the SEC on April 5, 2016)

4.2	CIBC Retirement Savings Plan for U.S. Employees (into which the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan merged, effective January 1, 2021)

4.3*	PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan

4.4*	PrivateBancorp, Inc. Strategic Long-Term Incentive Plan

4.5*	PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan

4.6	Trust Agreement between Canadian Imperial Bank of Commerce and Vanguard Fiduciary Trust Company effective as of December 31, 1998 (relating to the tax exempt trust maintained with respect to the CIBC Retirement Savings Plan for U.S. Employees)

5.1*	Opinion of Blake, Cassels & Graydon LLP dated June 23, 2017.

5.2

Internal Revenue Service (“IRS”) determination letter, dated August 3, 2017, issued with respect to the CIBC World Markets Incentive Savings Plan for US Employees, now known as the CIBC Retirement Savings Plan for U.S. Employees (the “Plan”).

The Registrant previously submitted the Plan to the IRS and received a determination letter from the IRS confirming that the Plan was qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The most recent determination letter issued with respect to the Plan by the IRS is dated August 3, 2017. The Registrant undertakes to make any and all changes to the Plan required by the IRS in order to continue to qualify the Plan under Section 401 of the Code.

23.1*	Consent of Ernst & Young LLP dated June 23, 2017.

23.2	Consent of Ernst & Young LLP dated January 25, 2021.

23.3	Consent of Ernst & Young LLP dated January 25, 2021

23.4*	Consent of Blake, Cassels & Graydon LLP dated June 23, 2017 (included in Exhibit 5.1)

24.1*	Powers of Attorney

24.2	Powers of Attorney

*	Previously filed

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Form 40-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on January 25, 2021.

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Victor G. Dodig
Victor G. Dodig
President and Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated in the City of Toronto, Province of Ontario, Canada, on January 25, 2021.

/s/ Victor G. Dodig	President and Chief Executive Officer; Director (Principal Executive Officer)
Victor G. Dodig

/s/ Hratch Panossian	Senior Executive Vice-President and Chief Financial Officer (Principal Financial Officer)
Hratch Panossian

/s/ Chris Anderson	Executive Vice President and Controller (Controller)
Chris Anderson

*	Board Chair
John P. Manley

*	Director
Brent S. Belzberg

*	Director
Charles J.G. Brindamour

*	Director
Nanci E. Caldwell

*	Director
Michelle L. Collins

*	Director
Patrick D. Daniel

*	Director
Luc Desjardins

*	Director
Kevin J. Kelly

*	Director
Christine E. Larsen

*	Director
Nicholas D. Le Pan

*	Director
Jane L. Peverett

*	Director
Katharine B. Stevenson

*	Director
Martine Turcotte

*	Director
Barry L. Zubrow

*Michael G. Capatides, by signing his name hereto, does sign this document on behalf of the above-noted individuals, pursuant to power of attorney duly executed by such individuals which has been filed as an exhibit to this Registration Statement.

By:	/s/ Michael G. Capatides
Michael G. Capatides
Attorney-In-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the CIBC Retirement Savings Plan for U. S. Employees) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada on the 25th day of January, 2021.

CIBC RETIREMENT SAVINGS PLAN FOR U.S. EMPLOYEES

By:	/s/ Yvonne Dimitroff
Yvonne Dimitroff
Member, Canadian Imperial Bank of Commerce US Retirement Savings Plan Committee

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Canadian Imperial Bank of Commerce in the United States, on January 25, 2021.

By:
/s/ Achilles M. Perry
Achilles M. Perry
Authorized Representative in the United States